UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  March 23, 2007 (March 21, 2007)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

439 S. Union St., 5th Floor, Lawrence, MA	01843

(Address of principal executive offices)	(Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01.  Entry into a Material Definitive Agreement.
     Shelter Agreement with Entrada Partners
     On March 21, 2007, NxStage Medical, Inc. (the “Company”) entered into a Shelter Agreement (the “Shelter Agreement”) with Entrada Partners, a Texas limited partnership, and Entrada Group de Mexico, S. de R.L. de C.V. , a Mexican variable capital limited liability company (hereinafter, collectively referred to as “Entrada”). Pursuant to the terms of the Shelter Agreement, Entrada will provide and perform administrative services for the Company such as facility maintenance, human resource recruiting, local permitting, payroll accounting, cross-border logistics, employee medical programs, and other services. In addition, Entrada will provide a 35,000 square foot facility in Fresnillo, Mexico (the “Facility”) as well as the personnel necessary for the Company to manufacture System One products at the Facility. The Company will supply the materials, components and equipment used in, and necessary for, the manufacture of its products. The Company will reimburse Entrada for expenses incurred by Entrada on behalf of the Company and shall pay Entrada fees for the services it provides as well as a fee for the use of the Facility.
     The Facility is leased by Entrada from an Entrada affiliate for the Company’s use and is presently being constructed. The Company has the right, within twelve months of the execution of the Shelter Agreement, to request that Entrada arrange for the construction of a second 35,000 square foot manufacturing facility in Fresnillo for the Company’s use.
     The Shelter Agreement will expire on February 28, 2012, which term may be extended for additional one-year periods at the mutual agreement of the parties. Either party may terminate the Shelter Agreement due to a material breach, upon thirty days prior notice; provided such breach remains uncured at the expiration of such thirty day period. The Shelter Agreement may also be terminated by either party in certain other circumstances, including the bankruptcy, insolvency, liquidation, dissolution, receivership or assignment for the benefit of creditors of the other party, or due to changed circumstances, including a prolonged labor strike or a change of control of Entrada.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: March 23, 2007	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer